LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned, Cecil R. Adkins, does make, constitute and appoint as his or her lawful attorneys-in-fact, jointly and severally, each with full power of substitution, and each with power to act alone, Thomas E. Funk, VP/CFO, whose address is 237 Main St., Luckey, Ohio 43443 and A. John Moore, VP/Secretary, whose address is 237 Main St., Luckey, Ohio 43443, for him or her and stead the full power and authority to sign and file on his or her behalf SEC Forms 3, 4 and 5 (and amendments thereto) disclosing his or her stock ownership in Exchange Bancshares, Inc. and/or any and all other documents, forms or schedules relating to his or her stock ownership in Exchange Bancshares, Inc. as required to be filed with the Securities and Exchange Commission and any and all stock exchanges pursuant to the Securities Exchange Act of 1934.

The attorneys-in-fact are hereby authorized to do and perform all and every act and thing whatsoever requisite and necessary to be done in connection with the limited powers granted to him or her hereunder, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power and substitution and revocation; hereby ratifying all that the attorneys-in-fact shall do, or cause to be done, by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 18th day of August, 2003.

/s/ Cecil R. Adkins

Cecil R. Adkins